Exhibit 99.1

For Immediate Release

Monday, September 24, 2007

For More Information Contact:

Ms. Joni F. Marshall, Vice President

TransCommunity Bank, N.A.

Glen Allen, Virginia

(804) 934-9999

Bank of Powhatan Announces Appointment of

Calvin “Chip” Carter, as President

Powhatan, Virginia, September 24, 2007.

The Bank of Powhatan announced today the appointment of Chip Carter, as President.  Senator John C. Watkins, the Bank’s Chairman, made the announcement.

“We are extremely pleased to have Chip Carter join Bank of Powhatan, and are excited to add his expertise and experience to our team,” said Watkins.  “Chip’s familiarity with the Powhatan market, his commitment to the local community and vision for the Bank of Powhatan’s future, will make him an asset to the community and our bank.”

Bank of Powhatan, located at 2320 Anderson Highway in Powhatan, has assets of approximately $70 million.  The Bank is a division of TransCommunity Bank, N.A., which also operates community banks in three other Virginia markets, including Bank of Goochland, Bank of Louisa and Bank of Rockbridge.

TransCommunity Bank President, Andy McLean, noted that Carter joins Bank of Powhatan with over thirty years banking experience, primarily in the metro Richmond area.  “Chip brings lending experience, management experience and in-depth knowledge of the Powhatan and Chesterfield communities.  Many of our customers already know him.  We are glad to have him aboard.”

Prior to joining Bank of Powhatan, Mr. Carter was previously Richmond Regional President of First Community Bank.

He is a graduate of the College of William & Mary and holds a Master’s Degree from Lynchburg College. He is the parent of two children.  They reside in Midlothian.

“The Bank of Powhatan is a great organization,” said Carter.  “The Bank has a great reputation in our community, and their employees are known for their level of customer service.  I, too, am committed to serving our customers and, together, we will continue to keep that reputation going.”

Forward-Looking Statements

Certain information contained in this release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the future operations of TransCommunity Financial Corporation and its subsidiary (the “Company”) and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, CONTACT:

TransCommunity Bank, N.A.

Ms. Joni F. Marshall-VP

4235 Innslake Drive

Glen Allen, VA 23060

804-934-999